Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of CitiSteel USA, Inc. on Form S-4, of our report dated March 17, 2006, except for Note 8 to which the date is April 21, 2006, on the 2005 and 2004 consolidated financial statements of CitiSteel USA, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Lexington, Kentucky

April 21, 2006